Exhibit 99.2

Transcript of

Thomas Group, Inc. (TGIS)

First Quarter 2008 Earnings Conference Call

April 29, 2008

Participants

Frank Tilley, Interim Chief Financial Officer and Vice President.

Michael E. McGrath, Executive Chairman of the Board.

Earle Steinberg, Chief Executive Officer.

Presentation

Operator

Excuse me everyone.  We now have our speakers and conference.  Please be aware that each of your lines is in a listen only mode.  At the conclusion of today’s presentation we will open the floor for questions.  At that time instructions will be given as to the procedure to follow if you would like to ask a question.  I would now like to turn the conference over to Frank Tilley.  Mr. Tilley, you may begin.

Frank Tilley – Thomas Group, inc. - Interim Chief Financial Officer and Vice President

Thank you Tiffany.  Good morning.  This is Frank Tilley, Interim Chief Financial Officer and Vice President of Thomas Group, Inc.  Welcome to the first quarter 2008 earnings conference call for Thomas Group of Irving, Texas.  Representing Thomas Group today Michael McGrath, Executive Chairman, Earle Steinberg, Chief Executive Officer and myself.  Thank you for your interest in Thomas Group.  Following Management comments there will be a question and answer session.  Thomas Group’s First Quarter 2008 Earnings Announcement was released earlier today. If you did not receive this release, please call our offices at 1-800-826-2057.  Dial extension 4438 and we will fax or e-mail you a copy of the release.  That number again is 1-800-826-2057, Ext. 4438.

Before we begin management’s comments let me remind you that while Thomas Group does not provide projections management may discuss forward looking information.  Any statements in this discussion that are not strictly historical statements about our beliefs and expectations are forward looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995.  These forward looking statements involve certain risk and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements including general, economic and business conditions that may impact clients and the company’s revenues, timing and the awarding of customer contracts, revenue recognition, competition, and cost factors as well as other factors detailed from time to time in the company’s filings with the SEC including the company’s form 10-K for the year ended December 31, 2007.  These forward looking statements may be identified by words such as anticipate, expect, suggests, plan, believe, intent, estimates, targets, projects, could, should, may, would, continue, forecast, and other similar expressions.  These forward looking statements speak only as of the date of this discussion.  Except as required by law, the company expressly disclaims any obligation or any undertaking to disseminate any updates or revisions to any forward looking statements contained in this discussion to reflect any change in the company’s expectations with regard to such statements or any change of events, conditions, or circumstances upon which any such statement is based.  Speaking next is Mike McGrath, Executive Chairman.  Mike…

Michael E. McGrath – Thomas Group, Inc. - Executive Chairman of the Board

Thank you Frank.  Good morning to all and thank you for joining us for today’s call.  As you know, from our previous press releases, the last quarter has been one of many changes at Thomas Group.  Not the least of which is the fact that this is the first Thomas Group earnings call for the three of us today.  I want to spend a few minutes bringing you up-to-date on some of these changes then Earle will give the highlights of Q1 results and Frank will review these in more detail.  Earle will return to review his plans for the company.  As you know I joined the Thomas Group as its Executive Chairman on February 19th and Earle Steinberg joined us on March 10th as President and CEO.  Frank joined us as Interim CFO just last week.  From the press releases announcing our arrivals at Thomas Group you will see both Earle and I have extensive experience in managing and building successful consulting and professional services firms which we bring to the leadership of the Thomas Group.  Our commitment is to build a strong, successful and growing consulting firm on the foundation of the excellent reputation that Thomas Group has built over the last thirty years by delivering great results to its many clients.

As you also know these are challenging times for Thomas Group.  Earlier this year we lost a major contract that represented a substantial part of our revenue over the last few years.  As we have also previously disclosed in response to the non renewal of that contract we cut our costs through a reduction of our workforce.  We undertook this substantial reduction with an eye to preserving the future potential of Thomas Group and we remain absolutely committed to serving both our current and future clients with the high quality of consulting that they expect from us.  Because these staff reductions were taken with a longer term view and with an intent to maintain a base for successful future performance, we expect to carry a higher cost than our level of revenues beginning in May.  We also recently eliminated our dividend to preserve working capital so we are comfortable that our financial resources should be sufficient to carry us through this transition.

Earle will discuss shortly his plans for rebuilding Thomas Group.  We have put in place an aggressive plan to rebuild the company, which was approved by our Board of Directors last week.  Until this plan can be implemented and until it achieves results the company does not expect to be profitable.  At this point we can not predict when we will return to profitability since this will depend on our ability to attract new clients and renewal business.  Many of our commercial contracts provide for relatively short cancellation periods even though the contract period may be longer term and we typically get long term extensions to our contracts.  With the loss of the Fleet Readiness Enterprise contract and our intent to emphasis commercial as well as government contracting, we no longer feel that backlog is meaningful for accurately predicting future revenues.  Thus we have discontinued reporting backlog and bookings.  However, had we reported these for this quarter we would have reported a substantially lower figure.  As Frank will discuss, we have substantial working capital that we currently anticipate will be sufficient to see us through this transition period.  Rebuilding our book of business and returning to profitability is a challenge, but your new management team is up to that challenge.  We are enthusiastic about Thomas Group its prospects for the future.  We have terrific resultants, we have world-class services, we have an excellent reputation with our clients for getting them real results, we have good liquidity and a strong cash position, and we have a new, experienced leadership team to leverage all of this into a great company.   I am very excited that we were able to recruit Earle Steinberg to be our President and CEO.  He has the experience and qualities to lead Thomas Group now and into the future.  Let me at this point turn the discussion over to Earle.

Earle Steinberg – Thomas Group, Inc - Chief Executive Officer

Thank you Mike and good morning to all.  I want to join Frank and Mike in thanking you for joining us for today’s call.  The first quarter of 2008 was a challenging one for us.  While revenue for our commercial business was up slightly compared to quarter 1 of 2007, our government business was down by 31% over the same period.  In addition, the first of our two large contracts with the U.S. Navy ended on March 31st and the second will end at the end of April.  Utilization of our professional staff at the quarter met expectations, but revenue decreased 17% from the 1st quarter of 2007 while ST&A costs were up by 17% primarily as a result of one-time charges and an increase in stock based compensation expense.  However, as Mike indicated and Frank will explain, our cash position improved by 20% in the 1st quarter compared to year end.  During the 1st quarter we clearly did not respond quickly or broadly enough to the decline in our government business or the disappointing results of our efforts to grow the commercial business rapidly.  We feel that we have learned important lessons from our 1st quarter performance and have begun refreshing our pipeline while we developed and have begun executing our plan for rebuilding of the business.   In the meantime we expect several challenging quarters ahead until our recovery is complete.  I will say more about our plans going forward after Frank provides the details of our 1st quarter performance.  And now let me turn the call over to Frank, our new Interim CFO, for quarter 1 results.  Frank…

Frank Tilley – Thomas Group, inc. - Interim Chief Financial Officer and Vice President

Thank you Earle.  Revenue for the first quarter of 2008 decreased by $2.5 million or 17% to $12.4 million from $14.9 million in the 1st quarter of 2007.  Revenue from U.S. government clients was $9.1 million or 74% of revenue in the 1st quarter of 2008 compared to $13.3 million or 90% of revenue in the 1st quarter of 2007.  Revenue from commercial clients was $2.9 million for 23% of revenue in the 1st quarter of 2008 compared to $1.4 million or 9% of revenue in the 1st quarter of 2007. Reimbursement of expenses was $0.4 million or 3% of revenue in the 1st quarter of 2008 compared to $0.2 million or 1% of revenue in the 1st quarter of 2007.  Gross profit margins for the 1st quarter of 2008 were 48% and where 50% in the 1st quarter of 2007.  The decrease in revenue and the drop in 1st quarter margins is due to the continued decline in our government revenues in the 1st quarter of 2008.  SG&A costs for the 1st quarter of 2008 were $5.5 million compared to $4.7 million in the 1st quarter of 2007.  The $0.8 million increase is primarily related to a $0.7 million increase in salaries and recruiting costs. A $0.4 million increase in bad debt allowance and a $0.1 million increase in stock-based compensation offset by $0.4 million decrease in professional expenses related to the review of our historical stock-option practices in the 1st quarter of 2007.  Net income for the 1st quarter of 2008 was $365,000 or 3 cents per diluted share on revenues of $12.4 million compared to net income of $1.8 million or 16 cents per diluted share on revenues of $14.9 million in the 1st quarter of 2007.

For the 1st quarter of 2008 cash balances increased $2.5 million as compared to $4.1 million increase in cash for the 1st quarter of 2007.  For the 1st quarter of 2008 net cash provided by operating activities was $3.5 million compared to $5.8 million for the 1st quarter of 2007.  This was primarily due to the difference in collection of accounts receivable balances during the 1st quarter of 2007 compared to that of this year.  There were no investing activities in the 1st quarter of 2008.  Cash used for investing activities in the 1st quarter of 2007 consisted primarily of improvements of our facility located inside the Irving, Texas office.  For the 1st quarter of 2008 and 2007 $1.1 million of cash was used in financing activities represented of payment of dividends.  At March 31, 2008 cash balances were $14.5 million.  And although we have not utilized our $5.5 million line of credit since June 9, 2005, we continue to have availability under this facility.  At the present time we feel that our working capital will be sufficient to fund our operations through this downturn.  At March 31, 2008 the cash balance for fully-diluted share was $1.30 and the current ratio at the end of the quarter was 6.9.

As discussed earlier by Mike we no longer believe that backlog is a meaningful indicator to our future revenue so we have stopped reporting this number along with bookings, but as he said had we reported these numbers they would have been substantially less than the previous quarter due to the adverse events previously discussed.  As you know on March 6, 2008 we announced that our Board of Directors had reaffirmed the company’s previously existing stock purchase program and authorized the repurchase of shares of the Thomas Group Common Stock Program.  At that time a total of 505,450 shares representing approximately 5% of the company’s outstanding shares remained subject to repurchase under that program.  On that date we entered into a real 10b5-1 purchase plan to establish a systematic program authorizing a stockbroker to execute repurchases at the broker’s discretion in accordance with the terms of the plan.  After a waiting period specified in rule 10b5-1 plan, repurchases commenced on April 7, 2008.  As of April 25, 2008, 89,415 shares have been repurchased under the plan at an average market price of $2.55 per share or $2.59 per share including commissions and fees.  Now I will return the call to Earle who will discuss the future plans for the Thomas Group.  Earle….

Earle Steinberg – Thomas Group, Inc - Chief Executive Officer

Thank you Frank.  This is now my sixth week with the company.  I am excited about the opportunity before Thomas Group and look forward to a challenge of leading change and growth for the company into the future.  As Mike discussed we have acted aggressively in the last few weeks to address the challenges that we’ve encountered since joining the company.  Historically, our firm has experienced periodic ups and downs that may have been disconcerting to our stockholders.  Much of this has been driven by excess concentration of our work in a few relationships or by providing the relatively narrow range of services to our clients.  This lack of diversity in our client base and value propositions has virtually ensured that after completion of each large contract we’ve been faced with rebuilding our business again.  This is precisely the problem I believe we faced when I came on board.  As we reduced our workforce to deal with immediate pressures we also restructured our company to address this problem.  We have now organized into six distinct practices based on our capability, our history, and our deep industry knowledge.  These practices are Aerospace and Defense suppliers, Air Force, Army/Navy, Healthcare, Transportation and logistics, and Industrial.  We feel that we have special expertise in each of these areas today.  In the future we may create additional practices as we grow our expertise or as we see strong market demand.  Each of these teams now have a Practice Leader charged with the responsibility for his line of business with both the authority to manage it as well as accountability for results.  By focusing our efforts on a broader base we expect to build a strong foundation for future growth without the excess concentration that has negatively affected our business in the past.  In the past month we have begun rebuilding our pipeline in each of these six practice areas.  We will continue to leverage our process value management expertise, but we will also seek to introduce new client value propositions from Mike’s and my past consulting experience to provide enhanced opportunities to create value for our clients in all of our practice areas.  We believe this will also help us develop new opportunities with existing as well as new clients.  During the next few weeks we expect to introduce new sales and business development processes and tools for use by our teams and by our resultants as we sharpen our business development abilities to improve our sales results.  Likewise, we expect to add new tools to our portfolio for our resultants to use in the field with clients.  We believe we have an aggressive, but reasonable plan to rebuild Thomas Group as well as the financial resources to execute it at a pace that will enable long term success.  We believe that we will be able, as we implement our plan, to address the issues that have resulted in previous cycles of boom and bust in our company.  We are creating a new culture at Thomas Group around focus teams that create and deliver increased value for clients in new and innovative ways.  We believe this provides us with the opportunity to build on reputation and past successes of Thomas Group while expanding future opportunities for us in the market.  Again, let me say how exciting it is for me to be here.  I look forward to the challenge of rebuilding Thomas Group and growing it into a successful and prosperous professional services firm.  Now I will turn the call over to our moderator for any questions you might have.

Operator

Thank you.  At this time we will open the floor for questions.  If you would like to ask a question please press the * key followed by the 1 key on your touchtone phone now.  Questions will be taken in the order in which they are received.  If at any time you would like to remove yourself from the questioning queue press *2.  Again to ask a question press *1.  Our first question comes from Mark Jordan.

Mark Jordan –

Good morning gentlemen.  I would like to talk or ask a question first about your SG&A expense level.  In the quarter it was up to $5.5 million.  That is sequentially increased from the 4th quarter, which was about $5.2 and I believe in the 10-K it stated that that 4th quarter of the company expense three-quarters of a million dollars was related to Executive severance.  Looking at the 2nd quarter, given the cost reductions that you have implemented and say ignoring the $200,000 cost that you recently announced would be incurred, what should be the baseline run rate of the company’s SG&A expense if we were to again strip out the extraordinary items.

Michael E. McGrath – Thomas Group, Inc. - Executive Chairman of the Board

Good morning Tom (ph) it is Mike McGrath, how are you doing?  I am going to turn that over to Frank to answer in detail.  We did have some onetime items in Q1 that raised those costs and I think Frank spelled them out, but why don’t we take a minute to have Frank go through that and a little bit more because I see what you are trying to accomplish and maybe we can help you get there.  Frank

Frank Tilley – Thomas Group, inc. - Interim Chief Financial Officer and Vice President

Mark, I think the answer to your question is that we would hope that they would be more in line with the $4.5 to $4.7 million that we experienced in the 4th quarter and perhaps somewhat lower, but we are still…most of us are still pretty new at this so we are still working on those kinds of questions.

Mark Jordan –

So I would assume then because you would have the previously announced severance for rightsizing the company was announced about thirty days ago that that would be incremental probably to the 2nd quarter and then you would hit the low point for SG&A in Q3.

Michael E. McGrath – Thomas Group, Inc. - Executive Chairman of the Board

We did have the onetime charge for the reduction in force in Q2 and you will see that being more normalized in Q3.  We also, as you know, we made the reduction in force and it was both in terms of our consulting capacity and SG&A was also reduced so you will see some of those reductions that will take place partially in Q2, fully in Q3.  But in Q2, as you pointed out, we have the cost of that adjustment.

Frank Tilley – Thomas Group, inc. - Interim Chief Financial Officer and Vice President

But I think your basic premise (ph) is correct.

Mark Jordan –

Okay, thank you.  On the revenue side grappling at where the governmental revenue base bottoms, I mean if you look back a year ago, which was probably the 1st quarter a year ago was the last quarter when that was “healthy” because I remember going through 07 there started to be declines in revenue because of the delay in the contract decision which obviously went adversely against you in the 1st quarter.  It was my belief that this contract represented about 40% of the company’s revenue.  Could we take that 40% number against the Q1 run rate and sort of calculate where the bottom is or how could we look to see where that government revenue number bottoms out?

Michael E. McGrath – Thomas Group, Inc. - Executive Chairman of the Board

Mark I think that it is probably difficult to do that math and predict where it would bottom out because that was a substantial contract for us and we are working to replace that with other contracts but it is going to take some time for us to do that, but it was a substantial part of our business as you know in previous years.  I do not think you can do that math.  Simply it is going to really take the next two quarters for us to rebuild that and see what the picture looks like unfortunately.

Mark Jordan –

Okay.  Could you talk a little bit about your existing marketing plans.  What opportunities do you see in the Navy with the Fleet Readiness having gone away?  Update what opportunities you see with the Air Force and Army and then I will come back with one last question.

Michael E. McGrath – Thomas Group, Inc. - Executive Chairman of the Board

I will ask Earle to respond to that since he is very intimately involved in that right now, but just as a prelude to that one of the exciting things about the Thomas Group is that it has established a great reputation in the military for getting results and as you know this is something we can leverage into other opportunities in the Navy as well as Air Force and Army.  So let me have Earle answer more specifically.

Earle Steinberg – Thomas Group, Inc - Chief Executive Officer

Thank you for your question.  I think we are significantly rebuilding our pipeline in the Navy.  We have identified other funding vehicles and we are now in the process of identifying opportunities to exercise those funding vehicles in the Navy in other areas.  So we have established a broad base of contacts in the Navy.  From my comments you will recall the comment of while we certainly will not turn down any large contracts, we want to be careful about excessive concentration going forward.  So even within the Navy our business development effort has been broadened deep and we are seeing an initial positive response to that effort.  With regard to the Army, we have just completed a small pilot program with the Army that mirrors what we’ve done with the Navy.  By all accounts that program was a large success in the pilot phase and we are looking to extend that, looking at the possibility of extending that to future business in the Army.  In the Air Force our practice is still very nascent and we have established an awful lot of relationships with various Air Force programs and the numbered Air Force’s and we are early in our process of turning that into work although we’ll have a better answer on our Air Force prospects certainly within the next two quarters.  We are optimistic about establishing the Air Force as another potential customer, but nothing is certain about that, of course, until we do it.  I also want to comment that if you didn’t take that away from my remarks about our six practice areas, we are doing away with the distinction, the walls that have been built, the distinctions that have been built, the silos that have been built between government and commercial.  And we have organized in the six practice areas and we expect to grow our commercial business so that we are not dependent, we are not even as strongly concentrated in the government as we have been before.  I know everybody on this call has heard that before, but now we are extending our value propositions and working hard to make us a complete company both commercial as well as government into the future.

Mark Jordan –

Thank you.

Earle Steinberg – Thomas Group, Inc - Chief Executive Officer

Thank you Mark.

Operator

Again, if you would like to ask a question please press *1 now.  Our next question comes from Tom McGuire.  Mr. McGuire?

Michael E. McGrath – Thomas Group, Inc. - Executive Chairman of the Board

Tom are you on the phone?  We can not hear your question if you are.

Operator

Okay, I apologize our next question will come from Olga Philipova.

Olga Philipova (ph) -

Hello, can you hear me?  Hello?

Michael E. McGrath – Thomas Group, Inc. - Executive Chairman of the Board

Yes Olga, we can hear you.

Olga Philipova (ph) -

Hi.  I understand you guys are not ready to give out guidance if there is anything else you can add it would be appreciated.  And as far as 2009, do you think it will come close to 2007 levels?  Can you expand on that a little bit?  Or is that too early?

Michael E. McGrath – Thomas Group, Inc. - Executive Chairman of the Board

Olga, I think it is frankly too early for us to expand on that.  We are all anxious to see what 2009 looks like.  That is what we are all working here very hard to do.  We have a very aggressive plan to make 2009 successful, but frankly we have our work cut out for us in the 2nd and 3rd quarter of this year in order to give us the momentum we need to go into 2009.  As you know we are not in the position to give guidance.  I wish that we were, but we are not in the position to give guidance.  2009 though is a very important year for us and we are really working from where we are today, which is a little bit of a hole we are in to what we think will hopefully be good results in 2009 but we have a lot of work to do to get there.

Olga Philipova (ph) -

Thank you.

Operator

Again, if you would like to ask a question please press *1 now.  Our next question comes from Dan Francola (ph).

John Francola -

Hello, it is actually John Francola.  My question is with the cuts you have made so far how much of that is cuts in results as opposed to overhead or support staff and what change in capacity does that represent and how long can you carry a bench before you have to make further cuts and when we will next hear that decision if it is to occur?  Will it be the next quarterly conference call or will you an announcement before that if needed?

Michael E. McGrath – Thomas Group, Inc. - Executive Chairman of the Board

Good morning John.  Good question.  We made the cuts pretty much proportional to both our consulting billable capacity and our SG&A, our non billable costs so we tried to make the cuts proportional.  And then we made the cuts very strategically to kind of split the difference between the extra capacity we had and carrying some additional capacity to be able to grow in the future.  So the strategy here that we followed was to reduce costs, to reduce not break even but maintain the capacity that we needed to get back up to profitability.  So we are trying to get those people billable over the next period of time and that will get us to profitability.  So we balanced that.  We do not anticipate at this time anymore cuts that we need to make.  We are really working to get the extra capacity we are carrying billable.  So we pretty much balanced the extra capacity by keeping some of it and reducing the costs on the other.  It was a very strategic decision for us.  It is not something you just pull a number out of you hat.  It is something that we worked hard to make sure that we could both reduce the break even level and give us the capacity to get back to profitability.  I think we maneuvered our way through that pretty well.  So, again we do not anticipate any other cuts.  Right now we are focused on selling the work we need to get the other people busy but we have lowered that threshold.  I don’t know if that works through your question a little bit?

John Francola -

It does.  As a follow up to that, with the consultants that are underutilized right now do they actually show up at your office physically?  Do these people, if they are not assigned, are they at home?  And is there any productivity you can get out of consultants that are not at a client, I mean do you look at that?

Earle Steinberg – Thomas Group, Inc - Chief Executive Officer

Thank you.  That is an excellent question. This is Earle answering your question.  Every single consultant who is not being utilized right now beginning with the first of May, which is this week, we’ve already started with a few of them now, will be undergoing retraining.  So we are developing and beginning to rollout commercialized new value propositions for our company.  And every time at this point we have idle capacity we are using that time to train and train and train and also to use that capacity in a productive way in flushing out our new value propositions.  So yes, there are productive things that we can do.

John Francola -

Okay.  Thank you.

Operator

If anyone would like to ask a question please press *1 now.  Mr. McGrath there are no more questions at this time.

Michael E. McGrath – Thomas Group, Inc. - Executive Chairman of the Board

Thank you Tiffany.

Frank Tilley – Thomas Group, inc. - Interim Chief Financial Officer and Vice President

Management of Thomas Group appreciates your participation in the call today. If you need additional information please do not hesitate to get in touch with us.  If you missed any part of this call or have an associate who was unable to listen to the call a replay line will be available by 5 p.m. CST today and will run for three days.  U.S. callers may call 1-877-919-4059 and international callers may call 334-323-7226.  The conference call replay pass code is 73603251.  Thank you again for your interest in Thomas Group and have a great day.